Exhibit 99.1

September 21, 2012

Dear Shareholder,

I am writing to notify you that at its regularly scheduled meeting on September 11, 2012 the Board of Directors for Pinnacle Bankshares Corporation (the “Company”), the holding company for First National Bank (the “Bank”), approved the deregistration of the Company’s common shares under the Securities Exchange Act of 1934 (“the Exchange Act”). Once the deregistration process is complete, the Company will cease filing reports with the Securities and Exchange Commission (“SEC”). This decision was prompted by the Jumpstart Our Business Startups Act, which was signed into law on April 5, 2012 and increased the threshold for deregistration under Section 12(g) of the Exchange Act from three hundred (300) shareholders of record to one thousand two hundred (1,200) shareholders of record. The Company’s current shareholders of record are less than four hundred (400). A Form 15 has been filed with the SEC, with deregistration becoming effective ninety (90) days after filing.

In making the decision to deregister, the Board of Directors concluded that the benefits of remaining an SEC-reporting company did not justify the significant associated compliance and administrative costs. The primary benefits of filing reports with the SEC have included the potential for increased liquidity in the Company’s stock and access to broader capital markets. In the past, filing reports with the SEC was a requirement for the Company’s stock to be traded on the over the counter Bulletin Board. However, the trading of the Company’s stock has migrated to the OTC Markets Group – QB Tier, which is available to nonregistered banks and bank holding companies. Therefore, the current trading platform for the Company’s stock is not expected to change with deregistration. Regarding capital, the Company continues to remain well capitalized by all regulatory definitions, and the Board of Directors does not anticipate a need to raise additional capital in the near future. One consequence of deregistration, however, will be the elimination of our Dividend Reinvestment Plan going forward.

The Company is committed to providing its shareholders with important financial information on a quarterly and annual basis. This information will be mailed to shareholders and posted on the Bank’s website at www.1stnatbk.com under the Investor Relations tab. Additionally, quarterly call reports will continue to be filed with the Bank’s primary regulator, the Office of the Comptroller of the Currency. Call reports are available for review on the Federal Deposit Insurance Corporation’s website at www.fdic.gov.

In closing, the Board of Directors believes that the significant cost savings and elimination of administrative burden associated with deregistration will help improve the Company’s profitability and ultimately returns to its shareholders. As always, your support and confidence are appreciated, and I would encourage you to contact me if you have any questions.

Sincerely,

Aubrey H. Hall, III “Todd”

President & Chief Executive Officer

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This letter contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this letter include, without limitation, statements regarding the anticipated impact of deregistration of the common stock under Sections 12(g) of the Exchange Act, future trading of the common stock on the OTC Markets Group – QB Tier and future capital needs. For information on risk factors that could affect the Company’s forward-looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and other reports filed with and furnished to the SEC.

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